FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2015 First Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2014 Fourth Quarter Financial Results

CHICAGO, IL, November 18, 2014 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the fourth fiscal quarter ended September 30, 2014.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	September 30, 2014	June 30, 2014
Investment portfolio, at fair value	$1,347,612	$1,324,890
Total assets	$1,443,388	$1,462,113
Net asset value per share	$15.55	$15.44

	Quarter Ended
	September 30, 2014	June 30, 2014
Investment income	$30,658	$28,029
Net investment income	$14,850	$15,073
Net gain on investments and secured borrowings	$5,332	$1,207
Net increase in net assets resulting from operations	$20,182	$16,280

Net investment income per share	$0.32	$0.32
Net gain on investments and secured borrowings per share	$0.11	$0.03
Net earnings per share	$0.43	$0.35

Fourth Fiscal Quarter 2014 Highlights

•	Net investment income for the quarter ended September 30, 2014 was $14.9 million, or $0.32 per share, as compared to $15.1 million, or $0.32 per share, for the quarter ended June 30, 2014;
•	Net gain on investments and secured borrowings for the quarter ended September 30, 2014 was $5.3 million, or $0.11 per share, as compared to $1.2 million, or $0.03 per share, for the quarter ended June 30, 2014;
•	Net increase in net assets resulting from operations for the quarter ended September 30, 2014 was $20.2 million, or $0.43 per share, as compared to $16.3 million, or $0.35 per share, for the quarter ended June 30, 2014; and
•	Our board of directors declared a quarterly distribution on November 17, 2014 of $0.32 per share, payable on December 29, 2014 to stockholders of record as of December 18, 2014.

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Portfolio and Investment Activities

As of September 30, 2014, the Company had investments in 145 portfolio companies with a total fair value of $1,312.8 million and had investments in subordinated notes and limited liability company (“LLC”) interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $34.8 million.  This compares to the Company’s portfolio as of June 30, 2014, as of which date the Company had investments in 146 portfolio companies with a total fair value of $1,290.5 million and had investments in subordinated notes and LLC interests in SLF with a total fair value of $34.4 million.  Investments in portfolio companies, excluding SLF, as of September 30, 2014 and June 30, 2014 consisted of the following:

	Investments at Fair Value
	(In thousands)
Investment	As of	As of
Type	September 30, 2014	June 30, 2014
Senior secured	$262,859	$289,390
One stop	940,729	866,413
Second lien	59,964	86,784
Subordinated debt	3,710	4,164
Equity	45,519	43,742
Total	$1,312,781	$1,290,493

For the quarter ended September 30, 2014, the Company originated $331.5 million in new middle-market investment commitments and made a net investment of $1.1 million in SLF, making total new investment commitments $332.6 million for the quarter. Approximately 11% of the new total investment commitments were senior secured loans, 81% were one stop loans, 6% were second lien, 2% were equity securities and less than 1% were investments in SLF. Overall, total investments at fair value increased by $22.7 million during the quarter ended September 30, 2014 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

For the quarter ended September 30, 2014, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of earning investments in the Company’s portfolio were 9.3% and 8.2%, respectively.

Consolidated Results of Operations

Total investment income for the quarters ended September 30, 2014 and June 30, 2014 was $30.7 million and $28.0 million, respectively. This $2.7 million increase was primarily attributable to an increase in the average earning investment balance, higher fee income from prepayments and accretion of discounts resulting from increased payoffs in the quarter ended September 30, 2014.

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Total expenses for the quarters ended September 30, 2014 and June 30, 2014 were $15.8 million and $13.0 million, respectively. This $2.8 million increase was primarily due to increases to management and incentive fees due to higher average assets and average investment earning balances and related net investment income.

During the quarter ended September 30, 2014, the Company recorded a net realized gain of $10.3 million and recorded net unrealized depreciation of $5.0 million. The net realized gain was the result of the sale of five equity investments during the quarter. The net unrealized depreciation was primarily related to a reversal of net unrealized appreciation on the equity investments sold during the quarter which was partially offset by net unrealized appreciation on several middle-market debt and equity investments.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of September 30, 2014, the Company had cash and cash equivalents of $5.1 million, restricted cash and cash equivalents of $74.8 million and $697.5 million of debt and secured borrowings outstanding. As of September 30, 2014, the Company had $137.6 million of commitments and $71.2 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions. As of September 30, 2014, the Company had $16.2 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On November 17, 2014, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on December 29, 2014 to holders of record as of December 18, 2014.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of September 30, 2014 and June 30, 2014:

	September 30, 2014		June 30, 2014
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$129,806	9.7%	$305,316	23.0%
4	1,144,232	84.9	949,643	71.7
3	68,944	5.1	65,257	4.9
2	4,625	0.3	4,459	0.4
1	5	0.0 *	215	0.0 *
Total	$1,347,612	100.0%	$1,324,890	100.0%

* Represents an amount less than 0.1%.

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Conference Call

The Company will host an earnings conference call at 9:30 a.m. (Eastern Time) on Wednesday, November 19, 2014 to discuss the quarterly and annual financial results. All interested parties may participate in the conference call by dialing (877) 593-4291 approximately 10-15 minutes prior to the call; international callers should dial (513) 299-0703. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 09.30.14 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 12:30 p.m. (Eastern Time) on December 20, 2014. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21737262.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	September 30, 2014	June 30, 2014
Assets	(audited)	(unaudited)
Investments, at fair value (cost of $1,337,580 and $1,309,706, respectively)	$1,347,612	$1,324,890
Cash and cash equivalents	5,135	11,392
Restricted cash and cash equivalents	74,808	109,818
Interest receivable	5,791	5,222
Deferred financing costs	9,515	10,514
Other assets	527	277
Total Assets	$1,443,388	$1,462,113

Liabilities
Debt	$697,150	$703,300
Secured borrowings, at fair value (proceeds of $384 and $20,064, respectively)	389	20,264
Interest payable	3,196	3,689
Management and incentive fees payable	8,451	5,897
Accounts payable and accrued expenses	1,397	2,140
Accrued trustee fees	66	49
Total Liabilities	710,649	735,339

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of September 30, 2014 and June 30, 2014.	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 47,119,498 and 47,065,030 shares issued and outstanding as of September 30, 2014 and June 30, 2014,
respectively	47	47
Paid in capital in excess of par	720,479	718,760
Undistributed net investment income	3,627	1,647
Net unrealized appreciation (depreciation) on investments, derivative instruments
and secured borrowings	12,694	17,652
Net realized gain (loss) on investments and derivative instruments	(4,108)	(11,332)
Total Net Assets	732,739	726,774
Total Liabilities and Total Net Assets	$1,443,388	$1,462,113

Number of common shares outstanding	47,119,498	47,065,030
Net asset value per common share	$15.55	$15.44

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	September 30, 2014	June 30, 2014
	(unaudited)
Investment income
Interest income	$28,840	$26,035
Dividend income	536	952
Fee income	1,282	1,042

Total investment income	30,658	28,029

Expenses
Interest and other debt financing expenses	5,987	5,609
Base management fee	4,650	4,394
Incentive fee	3,833	1,607
Professional fees	574	578
Administrative service fee	548	655
General and administrative expenses	216	113

Total expenses	15,808	12,956

Net investment income	14,850	15,073

Net gain (loss) on investments
Net realized gain (loss) on investments	10,290	1
Net change in unrealized appreciation (depreciation) on investments
and secured borrowings	(4,958)	1,206

Net gain (loss) on investments and secured borrowings	5,332	1,207

Net increase in net assets resulting from operations	$20,182	$16,280

Per Common Share Data
Basic and diluted earnings per common share	$0.43	$0.35
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	47,067,990	46,985,908

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured, one stop, second lien and subordinated loans of middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $10 billion of capital under management. Golub Capital has three highly complementary business lines: Middle Market Lending, Broadly Syndicated Loans and Opportunistic Credit. Golub Capital’s lending offices are located in Chicago, New York and San Francisco. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

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